Exhibit 99.1

Press Release

For further information:

Harry W. Wilcox, III

EXACT Sciences    Corporation

P: (508) 683-1275

E: hwilcox@exactsciences.com

EXACT SCIENCES ANNOUNCES SECOND QUARTER 2005 RESULTS

MARLBOROUGH, Mass. – (July 25, 2005) – EXACT Sciences Corporation (NASDAQ: EXAS) today announced its financial results for the second quarter ending June 30, 2005.

For the quarter ending June 30, 2005, revenues totaled $0.6 million and included a non-recurring charge of $ 0.6 million related to the warrant extension described below, versus revenues of $1.2 million for the quarter ending June 30, 2004.  These revenues mainly reflect the amortization of up-front license fee payments from Laboratory Corporation of America® Holdings (LabCorp®) and, to a lesser extent, royalties on LabCorp’s sales of PreGen-Plus™ (LabCorp’s colon cancer screening testing service), and sales of Effipure™ units to LabCorp.

The decrease in revenue for the three months ended June 30, 2005 as compared to the same period of the prior year was the result of a one-time, non-cash reduction in revenue of $0.6 million recorded in June 2005 in connection with the June 2005 extension of the expiration date of a warrant originally issued to LabCorp in June 2002.

Net loss for the quarter ending June 30, 2005 totaled $4.0 million, or $0.15 per share, compared to a net loss of $4.3 million, or $0.16 per share, for the same quarter last year.

During the quarter, 916 PreGen-Plus tests were accessioned by LabCorp.  As of June 30, 2005, EXACT Sciences had approximately $40.5 million in cash, cash equivalents and short-term investments.

The following areas will be among the topics discussed on the Company’s conference call on July 26, 2005 at 8:30 a.m.:

•                  Reimbursement and screening guideline status;

•                  Broadening of the Company’s relationship with Mayo Clinic to study new markers for adenoma detection and

•                  Pricing changes for PreGen-Plus.

EXACT Sciences Second Quarter 2005 Results

Second Quarter 2005 Conference Call

EXACT Sciences will host a conference call for its second quarter 2005 financial and operating results and corporate developments on Tuesday, July 26, 2005 at 8:30 a.m. EDT.  A live webcast of the conference call can be accessed at EXACT Sciences’ web site, www.exactsciences.com, through the Investor Relations link.  The conference call and the webcast are open to all interested parties.  An archived version of the webcast will be available at www.exactsciences.com, through the Investor Relations link, for one month.  A replay of the conference call also will be available for 48 hours, beginning two hours after the completion of the live call.

Information for the call is as follows:

Domestic callers:  800-659-2037

International callers:  617-614-2713

Participant Passcode:  84343141

The conference call replay information is as follows:

Domestic callers:  888-286-8010

International callers:  617-801-6888

Participant Passcode:  72370324

About EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop patient-friendly screening technologies for use in the detection of cancer.  Certain of its technologies are currently being offered in a commercial testing service, “PreGen-Plus(TM)”, developed by Laboratory Corporation of America Holdings (LabCorp).  PreGen-Plus is used for screening for colorectal cancer in the average-risk population. Colorectal cancer, which is the most deadly cancer among non-smokers, is generally curable if detected early.  Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high.  EXACT Sciences believes its genomics-based technologies will help enable detection of colorectal cancer so that more people can be effectively treated.  Founded in 1995, EXACT Sciences is based in Marlborough, Mass.  Detailed information on EXACT Sciences and PreGen-Plus can be found on the World Wide Web at www.exactsciences.com and www.pregenplus.com.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning, among other things, its future sales volumes, revenues and expenses and the likelihood of third-party reimbursement of its technologies and the future inclusion of its products in reimbursement guidelines.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things, the ability of EXACT Sciences to become profitable; the success of its strategic relationship with LabCorp; the ability to convince Medicare and other third-party payors to provide adequate reimbursement for EXACT Sciences’ products and services; the inclusion of PreGen-Plus in cancer screening guidelines; the ability to comply with federal and state statutes and regulations relating to EXACT Sciences’ products and services, including FDA requirements.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent SEC filings.

(tables follow)

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Statements of Operation Data

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands, except per share data	2005	2004	2005	2004
Revenue:
Product royalty fees	$46	$35	$114	$57
License fees	498	1,129	1,626	2,257
Product	79	58	130	85
	623	1,222	1,870	2,399
Gross profit (loss):
Product royalty fees	43	32	107	53
License fees	498	1,129	1,626	2,257
Product	(50)	1	(43)	(3)
	491	1,162	1,690	2,307

Operating Expenses:
Research and development	1,875	2,640	4,156	5,774
Sales and marketing	1,619	1,392	3,218	2,719
General and administrative	1,157	1,461	2,378	3,428
Restructuring	—	—	626	—
Stock-based compensation	52	120	355	246
	4,703	5,613	10,733	12,167

Loss from operations	(4,212)	(4,451)	(9,043)	(9,860)

Interest income	261	172	507	290

Net loss	$(3,951)	$(4,279)	$(8,536)	$(9,570)

Net loss per share - basic and diluted	$(0.15)	$(0.16)	$(0.33)	$(0.39)

Weighted average common shares outstanding - basic and diluted	26,251	26,081	26,227	24,515

EXACT SCIENCES CORPORATION

Condensed Unaudited Balance Sheet Data

(In thousands)

	June 30, 2005	December 31, 2004
Assets
Cash and cash equivalents	$17,625	$13,092
Short-term investments	22,916	37,188
Prepaid expenses and other current assets	1,945	1,835
Property and equipment, net	1,452	1,954
Patent costs, net and other assets	1,830	2,042
Total assets	$45,768	$56,111

Liabilities and stockholders’ equity
Total current liabilities	6,127	6,858
Deferred licensing fees, less current portion	9,089	11,270
Total stockholders’ equity	30,552	37,983
Total liabilities and stockholders’ equity	$45,768	$56,111

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and the Company’s subsequent Forms 10-Q.

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